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                                                                    EXHIBIT 21.1



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Subsidiary List                                         Incorporated
---------------                                         ------------
Callaway Golf Sales Company                             California
Callaway Golf Shell Company                             California
CGV, Inc.                                               California
All American Golf LLC                                   California
Callaway Golf South Pacific Pty Ltd                     Australia
Callaway Golf Europe Ltd.                               United Kingdom
Callaway (Barbados) Foreign Sales Corporation           Barbados
Callaway Golf Kabushiki Kaisha                          Japan
Callaway Golf Korea Ltd.                                Korea
Callaway Golf (Germany) GmbH                            Germany
Callaway Golf Canada Ltd.                               Canada
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